Exhibit 99.2
NY MAGIC, INC.
Moderator: Andrew Mielach
August 6, 2010
9:00 a.m. EDT

Operator:	Good morning, welcome to the NYMAGIC investor call to discuss second quarter 2010 financial results. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. If you would like to ask a question during this time, please press the star button then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Now I would like to turn the call over to Andrew Mielach of Tiberend Strategic Advisors. Please go ahead.

Andrew Mielach:	Thank you, Brooke, and thank you, everyone, for joining us today.

By now, all of you should have received a copy of the company’s press release, which was disseminated Thursday after the close of the financial markets. If you’ve not received a copy, please contact Tiberend Strategic Advisors at 212-827-0020, and a copy will be e-mailed to you immediately.

With us today, we have George Trumbull, President and Chief Executive Officer; Tom Iacopelli, Chief Financial Officer; and Paul Hart, General Counsel.

Before we begin, we would like to remind everyone that any forward-looking statements concerning the company’s operations, economic performance and financial condition contained herein, including statements related to the outlook of the company’s performance in 2010 and beyond, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the company. Some of these assumptions may not materialize, and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to: the failure of the company to close its pending agreement and plan of merger with ProSight Specialty Insurance Holdings, Inc.; the cyclical nature of the insurance and reinsurance industry; premium rates; investment yield; estimation of loss reserves and loss reserve development; net loss retention and the effect of competition; the ability to collect reinsurance receivables; the availability and cost of reinsurance; changes in the ratings assigned to the company by rating agencies; and other reinsurance uncertainties as included in the company’s filings with the Securities and Exchange Commission.

These risks could cause financial results for 2010 year and beyond to differ materially from those expressed in any forward-looking statements made. The company undertakes no obligation to update publicly or review any forward-looking statements made.

And now, I would like to turn the call over to George Trumbull, President and Chief Executive Officer of NYMAGIC.

George Trumbull:	Thank you, Andrew. I’m always glad you get to do that instead of me.

Good morning everyone, and welcome to our quarterly call. I’m going to make a few introductory remarks, as always, and then we’ll be happy to take your questions.

Overall, our financial results were in the range, the higher end of the range, of what we expected for earnings per share, and book value per share. That said, the underlying results were a mixed bag, and different than our original expectations. Investment performance was excellent, better than expected, and, in the hedge fund limited partnership area, well better than the S&P and the hedge fund market as a whole.

Underwriting results for the quarter were poor, worse than expected, particularly in the professional liability area, and our in house property book. We have instituted price increases in the professional liability area, and are evaluating other remedial actions on both lines.

We did have two big rig losses in the marine area, including the $1.1 million loss on the Deepwater Horizon. Even with those shock losses, our overall loss ratio on our marine book continues to be very good.

Our overall expenses and our expense ratio continued at unacceptable levels. We are continuing our efforts to bring our expenses down, but there is much work left to be done to get them to acceptable, sustainable levels.

Total net premiums written and earned premiums were up substantially for the quarter and for six months, which is a positive sign. Much of the increase was driven by the growth in MMO agencies. The ocean marine line was down approximately 10 percent in the quarter, and for six months in both categories, because of continued pressure on pricing, our discipline in not writing risks on unacceptable terms, and the impact of the continuing poor economy.

We are hopeful that the recent problems in the Gulf will have a positive impact on pricing in the ocean marine segment, and we will see an up tick in the last two quarters.

With that, we’d be happy to answer questions on the quarter or six months. The proposed transaction with Pro Sight is covered in our public filings, and in the prospectus we expect to file shortly. For those reasons, we will not be addressing the proposed deal or taking questions on it today.

And now we’d be happy, Tom and Paul and I, to take any questions on the quarter or six months.

Operator:	At this time, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Lance Gad, private investor.

Lance Gad:	Yes, good morning, gentlemen. We had a pretty good quarter, considering. I was very impressed actually. But the thing that I don’t understand is that our book is $26.19. From my experience, we’ve always been extremely conservative with reserves and other items on the book. I would say that the book is understated. From a fair market value standpoint, we probably have some mark to mark positive marks to mark, especially in the Alt-A stuff, and et cetera.

Some more positive things coming with taxes, and I guess I’m completely dumbfounded as a long-term investor, why we are selling the company for $25.75, below book value, to an entity you know that’s controlled by the shark of Wall Street, clearly a very, very knowledgeable investor, and I’m completely dumbfounded by all the secrecy surrounding it, and the lack of management wanting to talk about it. And you know I think shareholders have a right to know if this is a sweetheart deal, is this an under the table deal? Goldman Sachs was a known short seller of our stock, and now we’re selling the company to them. They evidently had a huge short position at one point.

But it seems like finance 101. If you want to buy something on the cheap, you short the hell out of it. Anyway, I’m completely dumbfounded why no one will talk about it. And I’d like to know, was this done in a regular investment banking process where we got bids and we put the company up for sale, and saw what the market would bear? And is this the best we can get? Based on my background as an ex-investment banker, I don’t think so. And I’d like to have management talk about it.

George Trumbull:	Well, Lance, I appreciate your comments on the quarter. You know as I said, we feel pretty good about the quarter, there are some issues still on the expense side, and we had some glitches on the underwriting side in the quarter.

As to your other comments, I think some of them are somewhat pejorative, and I’m not going to address them. And as I said in my opening comments on the questions, I am not going to address the transaction today. It’s been addressed and will be addressed in our public filings, and shareholders will have an opportunity to read those and to vote at an appropriate time. And that’s all I’m going to say about it today.

Lance Gad:	But you’ve announced that you have 40 percent of the shareholders, including people that — whose stock is optioned at a price about that level. They really have no interest in getting anymore. If they got more, it wouldn’t it wouldn’t matter. This is a public forum, it’s perfectly appropriate to answer questions...

George Trumbull:	Lance, I’m not going to answer the questions, it is not appropriate in this forum.

Lance Gad:	If my questions...

George Trumbull:	We will deal with them in the public filings at the appropriate time.

Lance Gad:	Can you...

George Trumbull:	You know if you want to continue on this vein, we’re going to go on to the next question. If you have a question about the quarter, or six months, I’m happy to address it. Otherwise, we’re going to the next question.

Operator:	Your next question comes from Caroline Steers with Macquarie.

George Trumbull:	Hi, Caroline, good morning.

Caroline Steers:	Hi, how are you?

George Trumbull:	I’m well, thank you. How are you?

Caroline Steers:	I’m good. I actually just had a question on market conditions. So I was just wondering, you commented a little bit on marine, but if you could just remind me when most of those contracts renew. And then just in terms of what are you seeing in terms of the number of new entrants, and any increased demand you’re seeing in the marine line now following the Transocean loss.

George Trumbull:	Well let me comment on new entrants, and the pricing up tick, if any. We’re seeing a number of new entrants in the marine lines, and there is continued pressure on pricing, it’s dropped significantly over the last year, and we’re still seeing pressure on it. We haven’t seen any up tick yet based on the problems in the Gulf. But after Hurricanes Katrina and Rita, we saw an up tick, and we would expect there’d be some up tick in pricing, we certainly hope so.

But there is continued pressure in the marine area. Our renewals are phased over the year, but in the last quarter we have a heavier concentration than in the earlier parts of the year, Caroline.

Caroline Steers:	OK. And then do you think that there’ll be improvement in areas other than the Gulf, or do you think it’ll be pretty specific to there?

George Trumbull:	It’s really hard to tell. There is a distinct possibility that the reinsurers are going to jack up reinsurance rates across the board in marine, and that would have an overall effect on pricing, and all the marine lines. But until the renewal season takes place, which is in the latter part of the fourth quarter, I don’t think we’ll have a really firm idea, Caroline.

Caroline Steers:	OK. And then just one more question. In professional liability, can you just explain what’s going on in terms of the losses there? Is that just increased defense costs, or what’s driving some of the losses?

George Trumbull:	We had some shock losses and some claims. There’s been some competition in that area, and our pricing was down a little bit in 2008 and 2009. We’re bringing it back up. We’re not clear yet whether it’s just an anomaly, whether we had a bad quarter, or whether there are trends, and we’re looking at it very closely, and our pricing actuary is watching his pricing and results monitors very closely over the next couple of quarters to determine whether we have to take other actions or not, Caroline.

Caroline Steers:	OK, and then just finally, I don’t know if you can comment on this, just in terms of the acquisition. Can you sort of let us know whether there were any other bidders, or what the — sort of what the M&A market looked like at the time when it was announced? And then that’s it, thank you.

George Trumbull:	I can’t comment on it.

Caroline Steers:	OK, thank you.

George Trumbull:	You’re welcome.

Operator:	Your next question comes from Morris Propp with Propp Companies.

George Trumbull:	Hey, good morning, Morris.

Morris Propp:	Hi, George. How are you?

George Trumbull:	I’m well, thank you. How are you?

Morris Propp:	Good. I had a couple of questions. One is, book value, a while back your former chairman mentioned that he had a lot of confidence in your portfolio and your tranches of Alt-As. If those were marked to good, to par, could you tell me how that would affect book value?

George Trumbull:	Tom, do you want to address that? We feel that the marks on that portfolio are appropriate today, Morris, and who knows what the future holds. So I don’t want to get into too much speculation on it. But Tom may want to add a little bit on it.

Morris Propp:	I just want to know if grew market to par, what the increase in book value would be.

Tom Iacopelli:	Yes, Morris, this is Tom Iacopelli. Right now, we have the super seniors valued at roughly 60 cents a share on our balance sheet. I would say the fair value of those securities are pretty close to the carrying value. Now with that said, we did write it down from close to 100 cents on the dollar when we purchased them. That translates into after taxes roughly about $22 million of reduction in equity.

Morris Propp:	Or about two and a half dollars a share roughly. Is that about right?

Tom Iacopelli:	Approximately.

Morris Propp:	OK. George, I can understand you’re not wanting to talk about the transaction. I think it’s very important to note that Goldman Sachs was short your stock. I’ve been following the stock, I’ve been an investor here for more than seven years. And I even remember when book value was $31.

George Trumbull:	Me too, Morris.

Morris Propp:	What?

George Trumbull:	Me too.

Morris Propp:	Yes, and you know I have learned two rules in 40 years of trading securities and creating securities, and one is to bet on really good people, like you guys. And the other is, to never be on the other side of a trade with Goldman Sachs. So you know I know you dismissed the earlier caller’s interest in discussing the deal, but I have to tell you that all of these items have to be addressed. I really want to know when you guys got started talking to Goldman Sachs, and how much trading they’ve been doing in your stock. If you noticed, I don’t know. Did you read their Form Three filings recently? Have you read their Form Three filings?

George Trumbull:	I have not, no.

Morris Propp:	Well I think you should, what blows my mind is that they’re buying your company, and they’re short the stock. So you know again, I’ve seen trading irregularities in your stock for all these seven years, and I’ve been very upset by them, and I’ve mentioned a few of them to you guys. So if you don’t want to bring this out in this particular forum, then I think your shareholders are going to have to try to find a forum where they can go. Because I know that if you knew someone was manipulating your stock, you would try to protect us from it. Is that not right?

George Trumbull:	Well we have done everything that we can to protect our shareholders if people were manipulating our stock and we knew about it, including, as Paul would tell you, discussions with the stock exchange. I would prefer that we don’t make pejorative comments about other people that can’t defend themselves, everybody has their view about us, about you, about Goldman Sachs and others, and I don’t think that’s particularly constructive, Morris.

Morris Propp:	I agree with you...

George Trumbull:	As I’ve said, we’re not talking about the transaction today, we will file a prospectus in the near future, and shareholders will have every opportunity at that point in time.

Morris Propp:	OK. I just think that these are serious issues you know you’re — when you released your 10-Qs and 10-Ks, I think there’s a clause in there that says something to the effect that you know watch out, this is a thinly traded stock you know it’s like a roller coaster warning. You may have that warning in your filings, but that certainly doesn’t give anyone the right to move your stock on a consistent basis. And so...

George Trumbull:	I would agree with that, Morris.

Morris Propp:	OK, so if in fact this is not something that you want to address in a forum like this, then you kind of leave no alternative to shareholders but to you know take another avenue.

George Trumbull:	Well I don’t think this is the appropriate forum, Morris.

Morris Propp:	I understand. Anyway, I thank you. I thank all you guys. You know I think this company has great potential, and I’m really sorry that if we won’t get to be part of it down the road, because you know frankly, for seven years, I’ve been betting on you guys, and this is really not an outcome that I’m happy with.

George Trumbull:	I appreciate your comments, Morris.

Morris Propp:	Thank you, George.

Operator:	Again, if you would like to ask a question, please press star then the number one on your telephone keypad. Please hold for our next question.

At this time, there are no further questions. Gentlemen, do you have any closing remarks?

George Trumbull:	This is George Trumbull. We appreciate the interest shown by shareholders in calling in, and we thank you for your questions, and we’ll continue moving down the track and delivering the results we hope are positive for the company.

With that, I think unless there are other questions, the call is ended.

Operator:	Thank you, this concludes the conference. You may now disconnect.
END